UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TCF Financial Corporation
(Name of Registrant as Specified In Its Charter)

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Commencing April 17, 2014, members of the Investor Relations staff of TCF Financial Corporation (“TCF”) discussed and/or sent the following list of talking points in connection with solicitation of the proxies of certain stockholders.

2014 Annual Meeting of Stockholders Investor Discussion Topics

1.              TCF’s 2013 pre-tax, pre-provision return on average assets of 1.98% ranked TCF 7th among the 45 banks in its peer group.  TCF selected this metric for its annual cash incentive because TCF believes that pre-tax, pre-provision return on average assets eliminates the effect of taxes, which have a different impact on banks based on their geographic location, and eliminates the effect of provision, which results virtually entirely from loans made years ago.  Accordingly, pre-tax, pre-provision return on average assets reflects the true core operating results of our organization and our peers, and is not subject to reserve release and changes in tax rates.  TCF believes these components demonstrate what the earnings power of an institution will be as provision normalizes over time.  Additionally, TCF measures the credit component in another portion of its annual incentive compensation for 2013, provision for loan and lease losses and non-performing assets, which decreased 52.2% and 27.4%, respectively.

2.              Proxy advisory groups have questioned whether TCF’s compensation plan overemphasizes one-year performance to the detriment of long-term considerations.  In TCF’s view, this question represents only a one-year view of compensation, and ignores TCF’s full plan of compensation, which includes the continued incentive effect of existing unearned awards.  In analyzing TCF compensation over the 2011-2013 period, TCF paid short-term cash incentives to Mr. Cooper, our CEO, in the amount of $3.95 million, compared with making long-term awards equal to $11.15 million.  In terms of value as displayed in the Summary Compensation Table of TCF’s proxy statement, $6.66 million of those awards are generally subject to deferral until the later of six months after Mr. Cooper retires, or January 1, 2017, further strengthening alignment with shareholders even after the shares vested, which TCF considers to be a rare restriction in the corporate world.  The remaining awards, with a grant date fair value amount of $4.49 million, have not yet been earned.  If they are earned, 50% of the awards earned will be further deferred for an additional two years after vesting.  Based on TCF’s closing stock price as of December 31, 2013, the current value of those unvested performance-based awards that could be earned in the future was $8.13 million, the awards require separate targets to be achieved, and earning the full amount would require two consecutive four quarter periods.

3.              Based on the closing price of TCF common stock as of December 31, 2013, Mr. Cooper has stock valued at $16.25 million for which either the long-term performance metrics have not yet been achieved, or which are deferred and not able to be sold until at least January 1, 2017.  Mr. Cooper has had, and continues to have, far greater incentives to take a long-term view with respect to performance than he does to over-emphasize short term goals.  Half of those awards are deferred until at least January 1, 2017, even if Mr. Cooper retires.  In fact, the last time that Mr. Cooper was granted a share of stock which has been or is now eligible for sale was in 2008 during the financial crisis, when Mr. Cooper received equity grants in lieu of taking either a salary or annual cash incentive.  The Compensation, Nominating, and Corporate Governance Committee of TCF’s Board of Directors (the “Committee”) chose at that time to make equity awards in lieu of a salary or cash incentive for 2008, because it believed that compensation composed almost entirely of equity would best align Mr. Cooper’s interests with those of stockholders.

4.              Proxy advisory firms have also indicated concern regarding the rigors of the performance metrics of TCF’s annual cash incentive program.  The Committee is focused on ensuring that both annual and long-term incentives are rigorous, as demonstrated by the fact that no cash incentive was paid to Named Executive Officers for 2012 performance, despite the fact that TCF’s 19.9% total shareholder return for 2012 exceeded both the S&P 500’s 16.0% return and the 2012 ISS-selected peer group total shareholder return of 12.4%.  This is further demonstrated by the fact that the performance-based stock awards granted in 2012, the first portion of which are earned in the first consecutive four quarter period in which return on average assets exceeds 1.0%, have not yet been earned.

5.              The proxy advisory firms also criticized the 500,000 share grant made to Mr. Cooper in early 2014.  These performance-based grants have both a service and a performance requirement, and were a material inducement to Mr. Cooper to amend his employment agreement to remain as Chairman and an employee of TCF through December 31, 2017, a period during which his salary will be reduced to $500,000 and he will not be eligible to participate in TCF’s Management Incentive Plan.  The Committee believes that the retention of Mr. Cooper for this period following the selection of a new CEO is critical in order to ensure a smooth transition and assure that the changes that Mr. Cooper has instituted since the financial crisis continue to be successful.

6.              Proxy advisory firms voiced concerns over the engagement of Towers Watson by TCF management for consulting on TCF’s health and welfare plans and creation of total compensation statements for employees.  These engagements were done as part of management’s routine engagement of advisors needed to operate its business, and were not at the direction of TCF’s Board of Directors.  TCF has a practice of reviewing vendors based on their qualifications for each consulting engagement which includes the review of multiple vendors.  Nevertheless, following stockholder engagement, TCF has determined not to engage Towers Watson in the future for services other than those provided to the Committee for as long as Towers Watson continues to provide compensation services to the Committee.